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Exhibit 99.1


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                          P R E S S    R E L E A S E
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     FOR IMMEDIATE RELEASE          For further information contact:
                                    Steve W. Herod
                                    713/821-7102
                                    sherod@3tecenergy.com


                 3TEC Energy Corporation Announces Closing of
                      Classic Resources Inc. Acquisition


     Houston, Texas, January 31, 2001... 3TEC Energy Corporation ("3TEC") (NASDAQ: TTEN) announced today that it has closed the previously announced acquisition of 100% of the issued and outstanding stock of Classic Resources Inc. ("Classic"). Classic is a privately-held exploration and production company based in Dallas, Texas.

     Classic's properties are located near 3TEC's existing reserves in East Texas. 3TEC estimates these properties have total net proved reserves of 47 Bcfe and net daily production of 11 Mmcfe, as of January 1, 2001. Combined with 3TEC's existing East Texas production, 3TEC expects this core area to produce approximately 38 Mmcfe per day for the company. The estimated reserves for Classic are 96% gas on an equivalent basis and 99% operated. Approximately 63% of the reserves are classified as proved producing. 3TEC has identified 24 proved undeveloped locations and plans an active drilling program on Classic's properties in 2001.

     3TEC Energy Corporation is engaged in the acquisition, development, production and exploration of oil and natural gas, with properties geographically concentrated in East Texas and the Gulf Coast regions. 3TEC also owns significant properties in the Permian and San Juan basins and in the Mid-Continent region.

     The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, including the risk that significant properties do not achieve projected results, risks related to exploration and development including risks relating to the lack of economic drilling prospects, the inability of the Company to achieve expected efficiencies in controlling expenses, uncertainties about the estimates of reserves, government regulation, competition and the ability of the Company to meet its stated business goals.